Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS STRONGER 2010 SECOND-QUARTER RESULTS

Revenues Grow 16.6 Percent from Prior-Year Period; EPS of 5 Cents Versus 11 Cent Loss Year Ago

ARDEN HILLS, Minn. — July 27, 2010 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of body-worn medical devices, today announced financial results for its second quarter ended June 30, 2010.

For the second quarter, the company reported net sales of $14.9 million, an increase of 16.6 percent from net sales of $12.8 million for the prior-year period. Net income in the 2010 second-quarter was $269,000, or $0.05 per diluted share, versus a net loss of $598,000, or $0.11 per diluted share, for the prior-year period.

IntriCon reported 2010 second-quarter income from continuing operations—which consists of the company’s body-worn device business (medical, hearing health and professional audio communications)—of $404,000, or $0.07 per diluted share. Second-quarter results from discontinued operations in 2010 were a net loss of $135,000, including the $35,000 gain on the sale of RTI Electronics, or $0.02 per diluted share.

On May 28, 2010, the company completed the previously announced divestiture of its non-core electronics business, Anaheim, Calif.-based RTI Electronics, Inc. IntriCon sold substantially all of the assets of the business to an affiliate of Shackleton Equity Partners, a Los Angeles-based private equity group. The company received $850,000 in cash and reported a $35,000 gain on the sale of RTI Electronics in the second quarter.

“We’re pleased with our second-quarter performance—delivering both year-over-year and sequential top- and bottom-line gains,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Moreover, the sale of RTI Electronics allows us to focus on our core body-worn business.

“Medical continued to post record revenues, rising 19 percent from the previous year. Once again, medical gains were the result of continued sales of wireless glucose monitors and the addition of sales from our proprietary cardiac diagnostic monitoring devices, or CDMs. Currently, CDM sales consist of digital holter monitors designed for continuous electrocardiograph (ECG) data recording. Additionally, the wireless glucose monitors we manufacture for a large medical OEM are first- and second-generation devices. We are actively involved with this customer for future development of next-generation wireless glucose monitors.”

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IntriCon Corporation 2010 Second-Quarter Results

July 27, 2010

Professional audio communications rose 50 percent from the prior year, primarily through organic growth, sales of headset devices to the installed sound market and communication devices to security agencies. Fueling this business is increasing marketplace demand for smaller and more durable devices that perform well in noisy or hazardous environments.

Hearing health revenues remained relatively flat compared to the 2009 second quarter. Growth was hampered by sustained sluggishness in consumer spending on hearing aids.

Said Gorder, “In the first quarter, we introduced the Scenic™ and Overtus™ DSP amplifiers. While these technology-leading products are anticipated to have a positive impact in late 2010, they are still gaining traction with customers. As the hearing health market rebounds, we believe these products will be the drivers of future hearing health growth.”

Gross profit in the 2010 second quarter was 27.0 percent, up significantly from 21.0 percent in the year-ago period—and also up from 2010 first-quarter gross profit of 25.3 percent. The primary drivers of the gains were higher sales volumes and the impact of various margin enhancement programs. IntriCon continues to implement gross profit improvement initiatives, including production transfers to lower-cost manufacturing facilities and the rollout of lean manufacturing programs.

For the 2010 six-month period, IntriCon reported net sales of $29.5 million and net income of $287,000, or $0.05 per diluted share. This was up from 2009 net sales of $24.7 million and a net loss of $1.6 million, or $(0.30) per diluted share. Six-month 2010 net income from the company’s core business was $581,000, or $0.11 per share, with a non-core net loss of $294,000 (including the $35,000 gain on sale of RTI Electronics), or a loss of $0.06 per share. For the six months ended June 30, 2009, core business net loss was $1.2 million, or $0.23 per share; non-core business net loss was $357,000, or $0.07 per share.

During the first six months of 2010, IntriCon paid down bank debt from $8.4 million at 2009 year end to $7.1 million. This was driven by improved financial performance, tight cash management and the sale of RTI Electronics.

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IntriCon Corporation 2010 Second-Quarter Results

July 27, 2010

Business Update

In the medical arena, the company continues to make progress with its new Centauri cardiac diagnostic monitoring device. Centauri is a next-generation wireless outpatient monitoring device that uses a proven automatic arrhythmia detection algorithm. Said Gorder, “We anticipate 2010 fourth quarter FDA approval and we will begin selling the Centauri product right afterward.”

In April, IntriCon unveiled its Overtus DSP amplifier at AudiologyNOW!—the annual convention of the American Academy of Audiology. Overtus DSP is designed to optimize open in-the-canal (ITC) type fittings and features an advanced adaptive feedback canceller and an acoustic switch that eliminates the need for a mechanical switch and allows for further miniaturization. Overtus is expected to be released at the end of the third quarter and is anticipated to have a modest sales impact throughout the remainder of the 2010 fiscal year.

The company’s new PhysioLink™ wireless technology, which also premiered at AudiologyNOW!, is currently being incorporated into IntriCon products in the medical, hearing health and professional audio communication markets. PhysioLink consists of a 2.4GHz radio, communications protocol processing and miniature antenna, packaged into a compact module suitable for ear-worn and body-worn applications of audio and data streaming over distances of up to five meters.

Said Gorder, “PhysioLink has the potential to span all of our businesses including hearing aids, professional audio products, situational listening devices, cardiac diagnostic monitors and other biotelemetry devices. This proprietary technology allows for wireless data links, which consume significantly less power than Bluetooth radios, resulting in more compact devices.”

The company continues development of its situational listening device (SLD) product line. SLDs help hearing-impaired people in noisy environments, and allow them to listen to television and music by direct wireless connection. SLDs supplement conventional hearing aids that don’t handle noisy situations well. IntriCon anticipates a 2011 first-quarter launch for its line of SLDs.

Concluded Gorder, “We spent a large part of 2009 positioning IntriCon to better support our medical, hearing health and professional audio communications customers with new devices. In 2010, our efforts are starting to pay off and now more than ever, we’re able to fully focus our resources and capital on our core strengths: making body-worn devices smaller, more effective and better connected than ever before. We’re excited about the future and remain cautiously optimistic about our ability to continue to deliver growth.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, July 27, 2010, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-800-762-8908 (international 1-480-629-9773) and provide the conference identification number 4330745 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Tuesday, August 3, 2010. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4330745.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn medical products. The company is focused on three key markets: medical, hearing health, and professional audio and communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2010 Second-Quarter Results

July 27, 2010

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “anticipate,” “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products, strategic alliances, future growth and expansion, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri, Scenic, Overtus, wireless glucose monitor and situational listening device products and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan/Marian Briggs 612-455-1700 msullivan@psbpr.com / mbriggs@psbpr.com

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IntriCon Corporation 2010 Second-Quarter Results

July 27, 2010

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2010 (Unaudited)	June 30, 2009 (Unaudited)	June 30, 2010 (Unaudited)	June 30, 2009 (Unaudited)

Sales, net	$14,934	$12,811	$29,488	$24,655
Cost of sales	10,903	10,118	21,781	19,786
Gross profit	4,031	2,693	7,707	4,869

Operating expenses:
Selling expense	835	710	1,622	1,329
General and administrative expense (a)	1,493	1,400	2,937	2,779
Research and development expense	1,105	787	2,224	1,667
Total operating expenses	3,433	2,897	6,783	5,775
Operating income (loss)	598	(204)	924	(906)

Interest expense	(172)	(118)	(342)	(243)
Equity in loss of partnerships	—	(114)	(12)	(201)
Other income, net	42	25	86	82
Income (loss) from continuing operations before income taxes and discontinued operations	468	(411)	656	(1,268)

Income tax expense (benefit)	64	12	75	(38)
Income (loss) before discontinued operations	404	(423)	581	(1,230)

Loss from discontinued operations, net of income taxes	(170)	(175)	(329)	(357)
Gain on sale of discontinued operations	35	—	35	—
Net income (loss)	$269	$(598)	$287	$(1,587)

Basic income (loss) per share:
Continuing operations	$0.07	$(0.08)	$0.11	$(0.23)
Discontinued operations	$(0.02)	$(0.03)	$(0.06)	$(0.07)
Net income (loss)	$0.05	$(0.11)	$0.05	$(0.30)

Diluted income (loss) per share:
Continuing operations	$0.07	$(0.08)	$0.11	$(0.23)
Discontinued operations	$(0.02)	$(0.03)	$(0.06)	$(0.07)
Net income (loss)	$0.05	$(0.11)	$0.05	$(0.30)

Average shares outstanding:
Basic	5,476	5,354	5,474	5,348
Diluted	5,614	5,354	5,496	5,348

(a) General and administrative expenses includes $121 and $239 of non-cash stock compensation expense for the three and six months ended June 30, 2010 and $134 and $272 for the 2009 comparable periods.

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IntriCon Corporation 2010 Second-Quarter Results

July 27, 2010

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands)

	June 30, 2010 (Unaudited)	December 31, 2009
Current assets:
Cash	$563	$385
Restricted cash	413	406
Accounts receivable, less allowance for doubtful accounts of $246 at June 30, 2010 and $226 at December 31, 2009	7,527	7,084
Inventories	8,457	8,221
Other current assets	450	815
Current assets of discontinued operations	—	1,204
Total current assets	17,410	18,115

Machinery and equipment	36,242	35,516
Less: Accumulated depreciation	29,740	28,725
Net machinery and equipment	6,502	6,791

Goodwill	9,709	9,717
Investment in partnerships	1,225	1,237
Other assets of discontinued operations	—	142
Other assets, net	1,368	1,361
Total assets	$36,214	$37,363

Current liabilities:
Checks written in excess of cash	$185	$102
Current maturities of long-term debt	1,835	1,709
Accounts payable	3,502	3,637
Deferred gain	110	110
Partnership payable	260	260
Liabilities of discontinued operations	—	926
Other accrued liabilities	3,688	2,867
Total current liabilities	9,580	9,611

Long-term debt, less current maturities	6,274	7,730
Other postretirement benefit obligations	716	756
Long-term partnership payable	500	500
Deferred income taxes	147	129
Accrued pension liabilities	457	543
Deferred gain	550	605
Total liabilities	18,224	19,874

Commitments and contingencies	—	—

Shareholders’ equity:
Common shares, $1.00 par value per share; 20,000 shares authorized; 5,995 and 5,986 shares issued; 5,480 and 5,470 shares outstanding at June 30, 2010 and December 31, 2009, respectively.	5,996	5,986
Additional paid-in capital	15,257	14,987
Retained deficit	(1,718)	(2,005)
Accumulated other comprehensive loss	(280)	(214)
Less: 516 common shares held in treasury, at cost	(1,265)	(1,265)
Total shareholders’ equity	17,990	17,489
Total liabilities and shareholders’ equity	$36,214	$37,363

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